Exhibit 99.1

Capmark Financial Group Inc. Extends Anticipated Closing Date for $1.5 Billion Term Loan Facility

(Horsham, PA) — May 21, 2009 — Capmark Financial Group Inc. (“Capmark”) today announced that the anticipated closing date for its new term loan facility of up to $1.5 billion (the “Facility”) has been extended to allow additional time to finalize the loan documentation.  Capmark has been working with the lenders to prepare definitive agreements for the Facility and the parties agreed that additional time was required to complete the work.

As previously announced, proceeds from the Facility, along with $75.0 million in cash, will be used to refinance a portion of Capmark’s bridge loan agreement and senior credit facility.

To facilitate the closing of the Facility and certain related amendments to Capmark’s bridge loan agreement and senior credit facility to be executed in connection with the closing of the Facility, Capmark has obtained a further extension of the maturity date of 100% of the outstanding principal balance under its bridge loan agreement until May 29, 2009 and a further waiver, which will be effective until May 29, 2009, of its compliance with the leverage ratio covenants in its bridge loan agreement and senior credit facility for the quarters ended December 31, 2008 and March 31, 2009.

The closing of the Facility is subject to the negotiation and execution of mutually agreeable definitive documentation with respect to the Facility and the bridge loan and senior credit facility amendments, as well as other closing conditions.  Capmark expects to execute the amendments and close the Facility by May 29, 2009; however, there can be no assurances that Capmark will be able to complete these transactions in this timeframe or at all.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Capmark refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as Capmark’s Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.